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                                                                       EXHIBIT 8

                          [SIDLEY & AUSTIN LETTERHEAD]

                                  May 10, 1996




HFC Revolving Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070

Household Finance Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070


Ladies and Gentlemen:

                 We have acted as special tax counsel to HFC Revolving Corporation, as seller (the "Seller"), and Household Finance Corporation, as master servicer (the "Master Servicer"), with respect to the formation of Household Revolving Home Equity Loan Trust 1996-1 (the "Trust") and the issuance of certificates (the "Certificates") representing interests in the Trust pursuant to a Pooling and Servicing Agreement dated as of May 1, 1996 (the "Agreement") among the Seller, the Master Servicer and The First National Bank of Chicago, as trustee (the "Trustee"). In such capacity, you have requested our opinion as to whether for federal income tax purposes: (i) the Certificates, when issued, will be properly characterized as indebtedness of the Seller secured by the Mortgage Loans and (ii) the arrangement created by the Agreement will constitute a "taxable mortgage pool" within the meaning of section 7701(i) of the Internal Revenue Code of 1986, as amended (the "Code").

                 In the preparation of this opinion, we have examined a preliminary prospectus (the "Preliminary Prospectus") included in Amendment No. 1 to the Registration Statement on Form S-11 (File
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Household Finance Corporation
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Nos. 333-3626 and 333-3626-01) to be filed with the Securities and Exchange
Commission on May 14, 1996, and a form of the Agreement filed therewith. All capitalized terms not otherwise defined herein are intended to have the meanings ascribed to them in the Preliminary Prospectus. We have also relied, with your consent and without independent verification, upon statements, data and representations provided on your behalf by Household
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Household Finance Corporation
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International, Inc., the corporate parent of the Master Servicer, including, but not limited to, certain written representations made by Mr. Steven H. Smith, Director - Asset Securitization of Household International, Inc., by letter to us dated May 10, 1996 (the "Representation Letter"), which representations are summarized herein.

                 Our opinion is based upon the Code, administrative rulings, judicial decisions, Treasury Regulations, and other applicable authorities, which are subject to change, and which changes could apply retroactively. In addition, our opinion is not binding upon the courts or the Internal Revenue Service (the "Service"), and there can be no assurance that positions contrary to those stated in our opinion would not be taken by the Service or that any such contrary position would not be sustained by the courts.

                 Based upon and subject to the foregoing, and subject to the discussion set forth below, in our opinion, although no transaction closely comparable to that described in the Preliminary Prospectus has been the subject of any Treasury Regulation, revenue ruling or judicial decision, for federal income tax purposes: (i) the Certificates, when issued, will properly be characterized as indebtedness of the Seller secured by the Mortgage Loans; and
(ii) the arrangement created by the Agreement will not be a "taxable mortgage pool" within the meaning of section 7701(i) of the Code.

                 I.       Characterization of the Certificates as Indebtedness

                 The following is a discussion of whether, for federal income tax purposes, the Certificates are properly characterized for federal income tax purposes as indebtedness of the Seller secured by the Mortgage Loans, rather than as a direct or indirect ownership interest in all or a portion of the Mortgage Loans. Notwithstanding our opinion set forth above, certain characteristics of the Certificates and the arrangement among the Seller and the Certificateholders indicate that the Certificates might be characterized by the Service or a court as a direct or
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Household Finance Corporation
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indirect ownership interest in the Mortgage Loans, rather than indebtedness of the Seller secured by the Mortgage Loans.

                 In general, the economic substance of a transaction, rather than its form, determines the proper characterization of the transaction for federal income tax purposes.(1) Set out below is a discussion of the relevant factors that must be taken into account in determining whether the Certificates should be treated, in substance, as indebtedness of the Seller secured by the Mortgage Loans. See "Substance of the Transaction," below. Even though as a general rule the economic substance of a transaction determines its proper tax characterization, some courts have held that, in certain circumstances, taxpayers are bound by the form of the transaction selected, even if the characterization of the economic substance of the transaction would be different from the form in which the transaction was cast.(2) Accordingly, also set out below is a discussion of the relevance of the form in which the transaction is cast in properly treating the Certificates as indebtedness of the Seller. See "Importance of Form of Transaction," below.

A.  Substance of the Transaction

_____________________

(1) See, e.g., Helvering v. F. & R. Lazarus & Co., 308 U.S. 252 (1939) (a transaction in which the taxpayer transferred title to property to a trustee which then issued certificates of equitable ownership to investors was held to be a loan); Gatlin v. Commissioner, 34 B.T.A. 50 (1936) (notwithstanding the form of the agreement, the taxpayer was sustained in his position that funds obtained under a sales contract for accounts receivable were in fact loans); Rev. Rul. 61-181, 1961-2 C.B. 21 (trust certificates issued to investors by a trustee pursuant to a trust agreement between the trustee and a municipality were held to be debt of the municipality issued to investors).

(2) See, e.g., Commissioner v. Danielson, 378 F.2d 771 (3rd Cir. 1967), cert. denied, 389 U.S. 858 (1967).
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              Whether a transfer of receivables should be treated in substance as a sale or as a pledge securing a financing is dependent on the facts and
circumstances surrounding the particular transaction.   Although no single test
governs this determination, the critical inquiry focuses on whether the transferor has relinquished substantial incidents of ownership. Town & Country Food Co. v. Commissioner, 51 T.C. 1049, 1057 (1969), acq. 1969-2 C.B. xxv;
Mapco Inc. v. United States, 556 F.2d 1107, 1110 (Ct. Cl. 1977); General Counsel Memorandum ("G.C.M.") 39584 (Dec. 3, 1986).(3)

              The factors considered and weighed by the courts and the Service, as applied to this transaction, are discussed below.

     (1) Whether the receivables transfer agreement provides merely for a payment to the transferor of an amount equal to the discounted value of the receivables or, in contrast, provides for repayment to the transferee not in excess of the amount paid by the transferee plus interest on the unrepaid amount.

              A mere transfer of property for a fixed price equal to the discounted present value of the receivables is indicative of a sale, whereas an obligation, secured by property, to repay to the transferee an amount not in excess of the discounted present value together with interest on the outstanding unrepaid balance is indicative of a loan. Federated Department Stores, Inc. v. Commissioner, 51 T.C. 500, 515 (1968), aff'd, 426 F.2d 417 (6th
Cir. 1970), nonacq. 1971-2 C.B. 4; G.C.M. 34602 (Sept. 9, 1971).  Thus, where receivables have been transferred for an amount that represents the discounted present value of the revenue stream and where no interest is payable with respect to amounts that have not been repaid, the transaction has been held to be a sale. Elmer v. Commissioner, 65 F.2d 568 (2d Cir. 1933). See also Altmann v. Commissioner, 27 T.C.M. 1 (1968). Where, however, a fixed amount equal to the transfer price is to be repaid to the

_____________________

(3) Private letter rulings and general counsel memoranda generally have no precedential value, but are indicative of the position of the Service on the subject at issue.
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transferee and interest accrues on the unrepaid portion of the transfer price, the transaction has been characterized as a loan. Hydrometals, Inc. v. Commissioner, 31 T.C.M. 1260 (1972), aff'd, 485 F.2d 1236 (5th Cir. 1973),
cert. denied, 416 U.S. 938 (1974); United Surgical Steel Co. v. Commissioner, 54 T.C. 1215, 1229 (1970), acq. 1971-2 C.B. 3; Town & Country Food Co., 51 T.C.
1049; G.C.M. 34602 (Sept. 9, 1971).

              In this transaction, Certificateholders will advance a fixed amount equal to the Original Certificate Principal Balance. Interest will accrue on the Certificate Principal Balance outstanding from time to time, and such interest will accrue at a rate different from the interest payable on the Mortgage Loans. Therefore, this factor indicates that the Certificates should be treated for federal income tax purposes as indebtedness of the Seller secured by the Mortgage Loans.

     (2) Which party bears the risk of loss and obtains the possibility of gain with respect to the receivables.

              Perhaps most important to the inquiry of whether a transaction will be characterized as a loan or as a sale are factors relating to whether the transferor or the transferee has the economic benefits and burdens of ownership (i.e., which party has the risk of loss and the possibility of gain) with respect to the receivables in question. G.C.M. 39584 (Dec. 3, 1986).

              (a)     Benefits and Burdens of Collections on the Mortgage
                      Loans.

              The owner of receivables generally has the risk of loss and possibility for gain related to collections on the receivables. With respect to risk of loss related to collections, courts have held that the retention by the transferor of the risk of loss upon a default in the payment of the receivables is an indication that a transaction is a loan, rather than a sale. Burford-Toothaker Tractor Co. v. United States, 262 F.2d 891 (5th Cir. 1959) (transaction held to be loan where transferor responsible for recouping transferee's loss in event of obligor default); Hydrometals, Inc., 31 T.C.M. at 1265 (transaction held to be loan where transferor required to provide
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Household Finance Corporation
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certificates of deposit as security for full repayment of advances made by transferee); see also United Surgical Steel Co., 54 T.C. at 1229; Town & Country Food Co., 51 T.C. at 1052; Motor Securities Co. v. Commissioner, 11 T.C.M. 1074 (1952).

              Transactions have also been found to be loans, rather than sales, where the transferor bears a significant portion of the risk of loss even if recourse is limited. See, e.g., Federated Department Stores, Inc., 51 T.C. at 510, 515; Coulter Electronics, Inc. v. Commissioner, 59 T.C.M. 350, aff'd without published opinion, 943 F.2d 1318 (11th Cir. 1991); G.C.M. 39584 (Dec. 3, 1986). Cf. Mathers v. Commissioner, 57 T.C. 666 (1972), acq. 1973-2 C.B. 2
(transaction structured as loan held sale where transferee had full recourse from transferor and retained 10% of face amount of each transferred receivable as reserve account for satisfaction of delinquent installments or other expenses of transferee). Where recourse is limited, consideration may be given to whether the transaction was negotiated at arm's-length and whether historic losses exceed the amount of the transferor's recourse liability. G.C.M. 39584 (Dec. 3, 1986) (concluding that a loan existed where a reserve account was established to cover defaults, and noting that the transferee would not likely accept a reserve account consisting of a lesser percentage of total accounts than the transferor's default experience indicated was warranted); G.C.M. 37848 (Feb. 5, 1979) (stating that in the absence of a guarantee the amount of the holdback by the transferee and the transferor's bad debt history are relevant to a determination of who bears the risk of loss); G.C.M. 34602 (Sept. 9, 1971) (stating that a merchant retains the principal economic benefits and burdens of ownership when it transfers an installment obligation to a bank, finance company, or credit subsidiary and the transferee retains a holdback more than sufficient to protect it from economic loss under the collection experience of the merchant).(4)

_______________________

(4) In Rev. Rul. 54-43, 1954-1 C.B. 119, the Service seemed to assert the view that a transfer involving less than full recourse to the transferor is inherently in the nature of a sale. In holding such a transfer to be a sale, the Service
                                                                (continued...)
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              With respect to possibility for gain related to collections, courts have held that a transfer of receivables is a loan rather than a sale where the transferor collects the receivables and is entitled to retain amounts collected to the extent that they exceed the amount owed to the transferee. See Martin v. Commissioner, 56 T.C. 1255, 1259 (1971), aff'd, 72-2 U.S.T.C.
[Paragraph] 9637 (5th Cir. 1972); United Surgical Steel Co., 54 T.C. at 1229; Town & Country Food Co., 51 T.C. at 1052, 1057; Southeastern Finance Co. v. Commissioner, 4 T.C. 1069 (1945), aff'd, 153 F.2d 205 (5th Cir. 1946); Gatlin v.
Commissioner, 34 B.T.A. 50 (1936). In contrast, if the transferee is entitled to all amounts collected on the receivables, it is likely that the transaction will be characterized as a sale. Elmer, 65 F.2d at 569. See also Mathers, 57 T.C. at 668 (transaction held to be sale where transferee had entire upside potential notwithstanding that transferor liable for defaults on recourse basis and that ten percent of face amount of receivables held in reserve); Nickoll v. Commissioner, 10 T.C.M. 861 (1951) (transaction held to be sale where parties provided that all proceeds of accounts receivable would be sole property of transferee).

              In this transaction, the Certificateholders have no recourse to the assets of the Seller or its affiliates to cover defaults on the Mortgage Loans. The Certificateholders, therefore, have a theoretical risk of loss in the event of significant defaults or delinquencies on the Mortgage Loans, which the Service could contend indicates that the Certificateholders directly or indirectly own the Mortgage Loans.

________________________

(4) (...continued)
      distinguished other cases holding for loan treatment wherein "there was positive unlimited liability on the part of the transferors of the accounts to repurchase or pay them in the event of default." However, Rev. Rul. 54-43 is inconsistent with the later authorities cited above. Moreover, although Rev. Rul. 54-43 has not been revoked, it has been renounced by the Service. See G.C.M. 35036 (September 13, 1972).
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              However, as discussed more fully below, a number of features of the transaction provide protection to the Certificateholders against defaults on the Mortgage Loans, and the direct or indirect effect of those features is that the Seller has the risk of loss and opportunity for gain related to collections on the Mortgage Loans.

              First, the Certificateholders will be allocated the Floating Allocation Percentage of all Interest Collections collected during the preceding Collection Period, to be applied in the following priority: (i) to pay the Servicing Fee, (ii) to pay interest on the Certificates, (iii) to pay Certificateholders the product of the Certificateholders Floating Allocation Percentage and the Liquidation Loss Amount (generally, the Charge Off Amount for the Mortgage Loans for the related Collection Period and the unrecovered Trust Balance of a Liquidated Mortgage Loan) for the related Collection Period,
(iv) to pay the Liquidation Loss Amount allocable to Certificateholders for a previous Collection Period that was not paid through one of the sources described herein, (v) to pay the premiums for the Policy (as described below) to the extent not paid by the Master Servicer, (vi) to reimburse prior draws made from the Policy and other amounts due under the Insurance Agreement, (vii) to pay the Accelerated Principal Distribution Amount, (viii) to fund the Spread Account, (ix) to pay to the Certificateholders any Carryover Amount for any prior Distribution Dates and (x) to pay to the Seller. Thus, to the extent not required to make payments of a higher priority, interest allocated to the Certificateholders will be used to reimburse Certificateholders for Liquidation Loss Amounts allocated to the Certificateholders. Interest so used will reduce amounts, if any, that otherwise would be paid to the Seller.

              The Certificateholders will also have the benefit of the Overcollateralization Amount and the Spread Account. As noted above, Interest Collections will be used to pay Certificateholders the Accelerated Principal Distribution Amount (i.e., a principal payment to Certificateholders such that the Invested Amount exceeds the Certificate Principal Balance by the Required Overcollateralization Amount), thereby creating overcollateralization.
Interest Collections will also be used to
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fund the Spread Account.  Both the Overcollateralization Amount and the Spread
Account will be available to absorb any Liquidation Loss Amount that is allocated to Certificateholders.

              In the Representation Letter, it is represented to us that the expected present value, as of the Closing Date, of Interest Collections available to be paid as Certificateholders Excess Interest is equal to at least 14.75% of the Original Invested Amount, using a 12% discount rate.

              In addition, Certificateholders will have the benefit of the Policy, under which the Certificate Insurer will unconditionally and irrevocably guarantee payment of the Deficiency Amount up to $475 million in principal payments, plus, until such time as the Certificate Insurer has made payments in respect of principal under the Policy in an amount equal to $475 million, accrued and unpaid interest on the Certificates. In the event of any draw on the Policy, such draw will be reimbursed to the Certificate Insurer from amounts otherwise payable to the Seller, to the extent of such amounts.
To this extent, the Seller will bear the cost of amounts paid under the Policy.

              Therefore, based on the foregoing, the Certificateholders are afforded certain protections against defaults on the Mortgage Loans, and amounts paid to Certificateholders in respect to defaults on Mortgage Loans are expected to reduce amounts that the Seller otherwise would receive. The protection afforded the Certificateholders against defaults is evidenced by the AAA/AAA rating the Certificates are expected to receive from independent rating agencies.

              In rendering this opinion, we have relied on the representation made in the Representation Letter that, based on the historic default experience of receivables similar to the Mortgage Loans, it is reasonable to expect that the protections provided to Certificateholders summarized above will fully protect the Certificateholders from defaults on the Mortgage Loans and that any amount paid to Certificateholders in respect of defaults on the Mortgage Loans will reduce amounts otherwise payable to the Seller. Based on the foregoing, the Seller should
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be regarded as having retained the risk of loss related to collections on the
Mortgage Loans.

              Just as the Seller has retained the risk of loss related to collections on the Mortgage Loans, the Seller likewise has retained the possibility for gain related to collections on the Mortgage Loans. In the event that defaults and delinquencies with respect to the Mortgage Loans are less than anticipated, the Seller will profit because the Trust assets will be larger at the time the Certificates are no longer outstanding and such assets will be distributed to the Seller.
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              (b)     Benefits and Burdens of Changes in Market Interest Rates.

              In general, an owner of receivables also has the risk of loss and possibility for gain related to changes in market interest rates. The transferor may retain the risk of loss and possibility for gain related to changes in market interest rates where the interest to be received on the transferred receivables and the interest to be paid to the transferee differ, and the amount of the difference will vary as prevailing market interest rates change from time to time. In G.C.M. 39584 (Dec. 3, 1986), the transferor transferred receivables to a transferee and received an amount equal to the discounted present value of the receivables. The transferor was entitled to receive from time to time, in addition to the initial amount, any excess of the fixed finance charges on the receivables over a floating rate of interest on the unrecovered portion of the purchase price. In considering whether the transferor obtained the possibility of gain from the appreciation in the receivables, the Service noted that the lower the market interest rates the greater the amount received by the transferor, and concluded that the transferor (and not the transferee) stood to gain from a drop in interest rates. Likewise, in Yancey Bros. Co. v. United States, 319 F. Supp. 441, 446 (N.D. Ga. 1970), the court held that a pledge of receivables as security for demand loans should be respected as a pledge (rather than a sale) noting that, when market interest rates increased, the lenders required the interest rate under the demand loans to increase correspondingly. It concluded that the transferor was subject to the "vicissitudes of the 'money market,'" and that the economics of the transaction could be "sharply distinguished" from the economics of merely discounting notes, because in the latter case the discount charged could not be changed during the life of the discounted contract. Similarly, in Rev. Rul. 78-118, 1978-1 C.B. 219, the Export-Import Bank of the United States ("Eximbank") lent funds to a foreign corporation under a promissory note bearing interest at a fixed rate, and Eximbank funded the loan by borrowing funds from a U.S. bank under an agreement providing for a floating rate of interest. Principal and interest payable to the U.S. bank were to be paid out of amounts received from the foreign corporation.
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If, however, the fixed rate was less than the floating rate, Eximbank was obligated to pay the difference to the taxpayer. Conversely, if the floating rate was less than the fixed rate, the U.S. bank would receive a lesser amount and Eximbank would retain the difference. In ruling that the two loans should be treated as separate loans for tax purposes, the Service noted that "each agreement calls for a separate obligation with a separate interest rate. Neither interest rate is related to the other. In the instant case, Eximbank may make a profit on the spread between interest payable and interest receivable. However, Eximbank could suffer a loss if the interest spread is unfavorable."

              In this case, most of the Initial Mortgage Loans bear interest based on the prime rate, subject to certain maximum rates imposed by state law. However, approximately 35.99% of the Initial Mortgage Loans, by principal balance, bear interest at a fixed rate (the "Fixed Rate Mortgages"). In contrast, the Certificates are expected to bear interest based on LIBOR, but not in excess of the weighted average of the maximum Loan Rates permitted under the Credit Line Agreements less the Servicing Fee. In the event the Certificate Rate exceeds the weighted average of the Net Loan Rates, such excess (the "Carryover Amount") will be paid to the Certificateholders from Interest Collections as described above.

              You have provided us with information, on which we have relied in rendering this opinion, demonstrating that in recent years there has been a high degree of correlation between changes in the prime rate and changes in LIBOR, although from time to time the difference between the prime rate and LIBOR has changed slightly.

              In this case, upon payment of all amounts due to the Certificateholders and the Certificate Insurer, the Seller retains all amounts remaining in the Trust and therefore generally will suffer a detriment with respect to periods during which the "spread" between the rate payable on the Mortgage Loans and the rate payable on the Certificates decreases, and will realize a benefit with respect to periods during which such "spread" increases. Therefore, the Seller has retained some
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benefits and burdens relating to changes in market interest rates, particularly, although not exclusively, with respect to the Fixed Rate Mortgages, and this transaction is different from merely discounting the Mortgage Loans to a buyer at a fixed price. However, based on the historical information referred to above, the prime rate and LIBOR can be expected to increase and decrease from time to time by substantially the same amount and therefore the "spread" between the rate payable on the variable rate Mortgage Loans and the rate payable on the Certificates cannot be expected to vary significantly during the period the Certificates are outstanding.
Nevertheless, because of the significant percentage of Fixed Rate Mortgages, we believe the Seller has retained a meaningful amount of the benefits and burdens relating to changes in market interest rates.
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              (c)     Correlation Between Receipts on Mortgage Loans and
                      Payments on Certificates.

              The Service could contend that the Certificateholders directly or indirectly own the Mortgage Loans based on the correlation (in timing and amount) between amounts of interest and principal received on the Mortgage Loans and amounts of interest and principal paid on the Certificates. To the extent such a correlation exists, the Service may contend that the Certificateholders have a fixed interest in certain payments on the Mortgage Loans and therefore have a direct or indirect ownership interest in the Mortgage Loans. In holding that a transfer of receivables constitutes a sale rather than a secured financing for federal income tax purposes, some authorities have noted that where there exists a direct relationship between the terms of the transferor's loan and the terms of the transferred obligations, the transferor does not have risk of loss or opportunity for gain on the obligations and, therefore, cannot be considered their owner. See Branham v. Commissioner, 51 T.C. 175, 180 (1968) (transaction held to be a sale where there was a "coincidence of terms and amounts" owed to transferees and owed under transferred receivables); Bogatin v. United States, 78-2 U.S.T.C. [Paragraph] 9733 (W.D. Tenn. 1978) (transaction held to be sale where transferor's note to bank had terms very similar to installment obligation); Town & Country Food Co., 51 T.C. 1049 (transaction held to be a loan where repayment of transferor's indebtedness to transferee "was not geared to the [transferor's] collections upon its installment obligations"); Rev. Rul. 65-185, 1965-2 C.B. 153. But see Schaeffer v. Commissioner, 41 T.C.
M. 752, 756 (1981)(transaction held to be loan where court found some differences between terms of loan and those of installment obligation, but emphasized "we do not here say that the two notes must contain any dissimilarities").

              In this case, the Certificateholders Floating Allocation Percentage of all Interest Collections on the Mortgage Loans will be allocated to the Certificateholders to pay, among other things, interest on the Certificates. Similarly, principal paid on the Certificates will, in the absence of defaults, be
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funded from the Certificateholders Fixed Allocation Percentage of Principal
Collections on the Mortgage Loans.

              There are, however, significant differences between the terms of the Certificates and the terms of the Mortgage Loans with regard to interest rates, payments of principal and maturity dates. First, as noted above, interest is payable on the Mortgage Loans based primarily either on the prime rate or a fixed rate, whereas the interest rate on the Certificates is based on LIBOR, and the interest rate on the Mortgage Loans is expected to exceed the interest rate on the Certificates.

              Second, Certificateholders also will, under certain circumstances, be allocated a disproportionately high share of the Principal Collections on the Mortgage Loans. During the Rapid Amortization Period, approximately 98% of the Principal Collections generally will be allocated to the Certificateholders, even though Additional Balances drawn under the Credit Line Agreements and added to the Pool Balance are anticipated to cause the Certificateholders to hold less than a 98% interest in the Trust.

              Third, subject to certain conditions, the Seller has the option of requiring the Trust to retransfer Mortgage Loans to the Seller. The Seller is also obligated to replace defective Mortgage Loans with Eligible Substitute Mortgage Loans.

              Finally, prior to the commencement of the Rapid Amortization Period, the Trustee will use a portion of the Principal Collections to purchase Additional Balances generated pursuant to the Credit Line Agreements and newly originated home equity revolving credit line loans ("Subsequent Funding Mortgage Loans"). Under the Agreement, prior to the commencement of the Rapid Amortization Period, Principal Collections payable to the Certificateholders (the "Scheduled Principal Distribution Amount") will equal the lesser of (i) the Maximum Principal Distribution Amount and (ii) the Alternative Principal Distribution Amount. Under the foregoing formula, if both Principal Collections and new principal draws are significant, only a portion will be paid to Certificateholders and a significant amount of the Principal Collections will be
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distributed to the Seller to reimburse the Seller for Additional Balances.
Therefore, in that case a disproportionate amount of Principal Collections will be paid to the Seller effectively to reimburse the Seller for Additional Balances. Moreover, the Trust will have an initial Funding Period, during which the Scheduled Principal Distribution Amount will be deposited in the Funding Account instead of being distributed to Certificateholders. Amounts so deposited will generally be used to acquire Subsequent Funding Mortgage Loans and Additional Balances in an aggregate amount equal to at least 12% of the sum of the Cut-Off Balances of the Initial Mortgage Loans. It should be noted, however, that amounts in excess of such percentage (even if deposited in the Funding Account) will be distributed to Certificateholders as principal.

              The effect of the foregoing is that, prior to the commencement of the Rapid Amortization Period, the portion of the aggregate Principal Collections anticipated to be paid to the Certificateholders is expected to be less than the payments that would have been made to such Certificateholders if such Collections were passed through to such Certificateholders on a pro rata basis. In this regard, it is represented to us in the Representation Letter that, based on the historical payment and draw characteristics of the Credit Line Agreements and revolving term equity loan agreements substantially similar to the Credit Line Agreements, under the provisions of the Agreement summarized above, it is reasonable to assume that, prior to the commencement of the Rapid Amortization Period, Principal Collections equaling at least 24.5% of the unpaid principal balance of the Initial Mortgage Loans as of the Cut-Off Date will be used to purchase Additional Balances or Subsequent Funding Mortgage Loans.

              Based on the foregoing, although there is a general correlation between principal and interest received on the Mortgage Loans and principal and interest paid on the Certificates, that correlation is significantly weakened by the aspects of the transaction discussed above. The aspects of the transaction discussed above support the conclusion that the Certificates should be treated as indebtedness of the Seller for federal income tax purposes, and we do not believe an assertion by the Service that the Certificateholders directly or indirectly
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own the Mortgage Loans based on such a correlation between payments on the
Mortgage Loans and the Certificates would be given significant weight by a court.

     (3)      The Transferee's Ability to Dispose of the Receivables.

              A transferee's ability to dispose of the transferred receivables is a factor indicating that a sale of the receivables has occurred. See East Coast Equipment Co. v. Commissioner, 21 T.C. 112, (1953), aff'd, 222 F.2d 676 (3d Cir. 1955); G.C.M. 34602 (September 9, 1971); Private Letter Ruling ("PLR") 8002124 (October 17, 1979); PLR 7916081 (January 19, 1979). Cf. Southeastern
Finance Co., 4 T.C. 1069; G.C.M. 39584 (Dec. 3, 1986) (transaction held to be loan where transferee has limited rights of alienation); PLR 8136037 (June 10,
1981) (same).

              Although the Certificates are freely transferrable, neither the Certificateholders nor the Trust may transfer their interest in the Mortgage Loans free of the Seller's rights with respect to collections on the Mortgage Loans.

     (4) Whether the obligors on the receivables are notified of the change in ownership.

              The failure to provide notice of the transfer to the obligors on the receivables is indicative of a loan. Mapco Inc., 556 F.2d at 1111; Yancey Bros. Co., 319 F. Supp. 441; United Surgical Steel Co., 54 T.C. at 1229-31; G.C.M. 39584 (Dec. 3, 1986); cf. Branham, 51 T.C. at 180 (transaction structured as loan held sale where receivable transferred without notification to obligor). Moreover, even if notice is to be provided, if this arises only upon an event of default on the part of the transferor, this factor will not be deemed inconsistent with a finding that a loan exists. PLR 8643002 (June 20, 1986); PLR 8136037 (June 10, 1981).

              The parties to the transaction do not intend to notify the Mortgagors of the transfer of the Mortgage Loans to the Trust. This factor therefore supports the conclusion that the Certificates are properly treated as indebtedness of the Seller for federal income tax purposes.
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     (5)      Whether the transferor or transferee is obligated to collect and service the receivables and to bear the expenses relating thereto.

              A further factor that is relevant to a determination of ownership is whether the transferor or the transferee collects and services the receivables. Compare Martin, 56 T.C. at 1259 (transaction held to be loan where transferor handled collections and servicing); United Surgical Steel Co., 54 T.C. at 1229 (same); Town & Country Food Co., 51 T.C. at 1053 (same); Gatlin, 34 B.T.A. 50 (same); PLR 8643002 (June 20, 1986) (same); G.C.M. 34602
(Sept. 9, 1971) (transaction found to be loan where transferor liable for collection expenses); with Elmer, 65 F.2d at 569 (transaction held to be sale
where transferee handled collections); Bogatin 78-2 U.S.T.C.   [Paragraph] 9733
(transaction held to be sale where transferee made collections on transferred receivable); Packard Cleveland Motor Co. v. Commissioner, 14 B.T.A. 118 (1928)
(same). The fact that receivables are collected and serviced by the transferor will not, however, preclude a finding of a sale if the transferee has the right to make collections and if the transferor acts on behalf of the transferee as its agent. Mathers, 57 T.C. at 675. Conversely, a transaction has been held to be a loan where the transferor did not handle collections. PLR 8803026 (October 22, 1987).

              The Master Servicer will be responsible for the servicing, management, collection and administration of the Mortgage Loans. The Subservicers will perform the servicing activities on behalf of the Master Servicer in accordance with the Master Servicer's policies and procedures for servicing real estate secured by revolving loans. Furthermore, the Master Servicer will act as agent for the Trust in servicing the Mortgage Loans. Although the Master Servicer will receive a portion of the Interest Collections as a monthly servicing fee in the amount of 1.0% per annum of the Invested Amount, the Seller, rather than the Certificateholders, is expected to effectively bear the cost of such services. This allocation of cost supports the conclusion that the Seller will not be treated as having sold the Mortgage Loans to the Certificateholders for federal income tax purposes and therefore that the Certificates are properly treated as indebtedness of the Seller for such purposes.
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     (6)      Whether the transferor is required to hold the transferee
              harmless from and against any actions brought against the transferee that arise out of the transferor's actions as collection agent, and which party is liable for property, excise, sales or similar taxes.

              The fact that the transferor bears the expenses incurred in connection with the collection of receivables, indemnifies the transferee from and against all claims arising out of the transferor's actions as collection agent and is liable for property, excise, sales or similar taxes, have all been found to be indicative that a transaction is a loan rather than a sale. Yancey Bros., Co., 319 F. Supp. at 445-46 (transaction held to be loan where transferor liable for taxes); Schaeffer, 41 T.C.M. at 757 (transaction held to be loan where Tax Court "impressed" that transferor paid state income tax on interest received on receivable); Town & Country Food Co., 51 T.C. 1049 (transaction held to be loan where transferor continued to pay taxes and insurance on transferred receivables). See also United Surgical Steel Co., 54 T.C. 1215; G.C.M. 39584 (Dec. 3, 1986); G.C.M. 37848 (Feb. 5, 1979); PLR
8803026 (Oct. 22, 1987); PLR 8643002 (June 20, 1986); cf. PLR 7922055 (Feb.
28, 1979) (transaction held to be sale where transferee liable for taxes on amounts collected on transferred receivables).

              The Agreement provides that neither the Master Servicer nor the Seller will be under any liability to the Trust or the Certificateholders for any action taken or refraining from the taking of any action in good faith pursuant to the Agreement, or for errors in judgment. However, neither the Master Servicer nor the Seller will be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties thereunder.

              Although the Seller has not agreed to indemnify the Trust for taxes (an expense specifically focused on by several of the authorities cited above), the parties have agreed to treat the transaction as a loan for federal income tax purposes and therefore the Seller will report the Interest Collections as
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income and report the interest on the Certificates as a deduction.  On balance, therefore, we believe the indemnification factor supports characterization of the Certificates as indebtedness of the Seller for federal income tax purposes.

     (7) Whether the transferee has the right to inspect the books and records of the transferor.

              The right to inspect the books and records of the transferor is consistent with the role of a lender rather than that of a purchaser. Brierly
v. Commercial Credit Co., 43 F.2d 724 (D. Pa. 1929), aff'd, 43 F.2d 730 (3d Cir. 1930) (transaction held to be loan where transferee's auditors given full access to transferor's books); United Surgical Steel Co., 54 T.C. at 1230. In this connection, the Service has noted that the "right of inspection is common in lending transactions as opposed to sales." G.C.M. 39584 (Dec. 3, 1986). Accord PLR 8803026 (Oct. 22, 1987); PLR 8643002 (June 20, 1986); PLR 8136037
(June 10, 1981). In addition, the requirements that the transferor keep its records in a manner satisfactory to the transferee and provide periodic financial statements to the transferee point to the conclusion that the transferee is looking to the credit of the transferor, as borrower, and not solely to the receivables for repayment of funds advanced. United Surgical Steel Co., 54 T.C. at 1230.

              Although the Master Servicer will forward to the Trustee for mailing to each Certificateholder a statement setting forth certain information relating to the Mortgage Loans and the Certificates, neither the Trustee nor any Certificateholder has the right to inspect the books and records of the Master Servicer or the Seller. However, the Agreement requires the Master Servicer, at its expense, to cause a firm of nationally recognized independent public accountants to furnish an annual report to the Trustee, the Certificate Insurer and the Rating Agencies to the effect that such accountants have examined certain documents and records relating to the servicing of mortgage loans and such examination has disclosed no material items of non-compliance with the Agreement, except for such items of non-compliance as will be referred to in the report. This factor therefore is not inconsistent with treating the
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Certificates as indebtedness of the Seller for federal income tax purposes.

     (8)      The intent of the parties.

              The articulated intent of the parties and the form in which the transaction has been cast are given varying weight by the courts. In holding in United Surgical Steel Co. that a loan should be respected as a loan, for example, the Tax Court emphasized not only the substance of the transaction but also its form. Id. at 1229. Similarly, in East Coast Equipment Co., 222 F.2d at 677, in holding that the transaction was a sale, the court accorded considerable weight to the fact that the transaction was in form a purchase and was so treated by the transferee. See also Mathers, 57 T.C. at 676 (transaction held to be sale where Tax Court noted that, although parties "may have thought of the transaction as loans . . . there is no evidence that [the transferor] was liable as a borrower"); Nickoll, 10 T.C.M. 861 (transaction held to be sale where parties used terms such as "sell" and "purchase price" in transfer agreement); Alworth-Washburn Co. v. Commissioner, 25 B.T.A. 140
(1932), aff'd, 67 F.2d 694 (D.C. Cir. 1933). Generally, however, whereas intent is considered relevant, substance, if found to be different from manifest intent, is controlling. Mapco Inc., 556 F.2d at 1109. Branham, 51 T.C. 175. The Service has held to be a loan a transaction which the transferor treated as a sale for book purposes and as a loan for tax purposes. PLR 8643002 (June 20, 1986).

              Although HFC Revolving Corporation is designated in the Agreement as the "Seller," Section 2.01 of the Agreement provides that the Seller transfers, assigns, sets over and otherwise conveys to the Trust all of its right, title and interest in and to each Mortgage Loan and all other assets included or to be included in the Trust for the benefit of the Certificateholders and the Certificate Insurer, as their interests appear. The terms of the Agreement therefore do not express an intention on the part of the parties to treat the transfer by the Seller as a sale, because the assignment is for the benefit of the Certificate Insurer as well as the Certificateholders and is consistent with a pledge of assets to secure debt. Furthermore,
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Section 2.09 of the Agreement states that it is the intention of the Seller and the Certificateholders that the Certificates will be indebtedness of the Seller for federal, state and local income and franchise tax purposes and for purposes of any other tax imposed on or measured by income. This factor is not, therefore, inconsistent with the treatment of the Certificates as indebtedness of the Seller for federal income tax purposes.

B.   Importance of Form of Transaction.

              Some courts have held that, in certain circumstances, taxpayers are bound by the form of the transaction selected, notwithstanding that the characterization of the economic substance of the transaction would be different from the form in which the transaction was cast. See, e.g., Commissioner v. Danielson, 378 F.2d 771 (3rd Cir. 1967), cert. denied, 389 U.S. 858 (1967). In this transaction, however, the form of the transaction is, in our view for the reasons set forth below, consistent with the characterization of the Certificates as indebtedness of the Seller. Accordingly, we conclude that these authorities should not apply to this transaction and should not cause the transaction to be treated for federal income tax purposes as a sale of the Mortgage Loans to the Certificateholders.

              The Preliminary Prospectus, the Agreement and the Certificates each state that the Seller and the Certificateholders will treat the Certificates as indebtedness of the Seller to the Certificateholders for federal, state and local income and franchise tax purposes. The language in the Agreement noted above whereby the Seller agrees to transfer all of its right, title and interest in and to each Mortgage Loan to the Trust is consistent with language of transfer in other security arrangements where debtors pledge assets to secure debt. See, e.g., Treas. Reg. Section 1.61-13(b). It should be noted, however, that the Certificates state that they represent "to the extent specified in the Agreement, an undivided ownership interest" in each Mortgage Loan.

              The Certificates do not provide the Certificateholders with any specific rights in any Mortgage Loan, but rather provide
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only for rights to cash flow from the pool of Mortgage Loans.  The fact that the Seller intends to report the transaction as a sale for financial accounting purposes is not inconsistent with characterizing the transaction as a financing for federal income tax purposes. See, e.g., Thor Power Tool Co. v. Commissioner, 439 U.S. 522, 538-44 (1979); Frank Lyon Co. v. United States, 435 U.S. 561, 577 (1978). Contrast Notice 94-47, 1994-19 I.R.B. 9 (among the factors to be considered in determining the characterization of financial instruments for federal income tax purposes is "whether the instruments are intended to be treated as debt or equity for non-tax purposes, including regulatory, rating agency, or financial accounting purposes").

              If some provisions of the documents relating to the transaction were determined to be inconsistent with the treatment of the Certificates as indebtedness, and the form of the transaction were therefore considered to be ambiguous, many cases hold that the economic substance of the transaction controls the characterization of the transaction for federal income tax purposes. See, e.g., Illinois Power Co. v. Commissioner, 87 T.C. 1417, 1432
(1986), acq. in result 1990-2 C.B. 1; Elrod v. Commissioner, 87 T.C. 1046, 1065
(1986); Smith v.  Commissioner, 82 T.C. 705, 713-714 (1984); Morrison v.
Commissioner, 59 T.C. 248, 256 (1972), acq. 1973-2 C.B. 3; Kreider v.
Commissioner, 762 F.2d 580, 588 (7th Cir. 1985); Comdisco Inc. v. United States, 756 F.2d 569, 578 (7th Cir. 1985); Coulter Electronics, Inc., 59 T.C.M. 350; Watts Copy Sys., Inc. v. Commissioner, 67 T.C.M. 2480, 2484 (1994).

              Courts have allowed or required taxpayers, as well as the Service, to treat a transaction in accordance with its economic substance even though the transaction participants have cast it in a different form for non-tax purposes. See, e.g., Helvering v. Lazarus, 308 U.S. 252 (1939); Gatlin, 34 B.T.A. 50; Rev. Rul. 61-181, 1961-2 C.B. 21. While the court in Danielson required the taxpayer to respect the form of transaction, courts have held that Danielson should not be applied in situations in which the Service does not face the potential for being "whipsawed" -- i.e., faced with conflicting tax claims by different parties to a transaction. See Comdisco Inc., 756 F.2d 569. This transaction does not give the parties an incentive to
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take conflicting positions with respect to the characterization of the transaction for federal income tax purposes, and, in fact, the Certificateholders and the Seller have agreed in the Agreement to treat the Certificates as indebtedness of the Seller for such purposes. Because the Service will not be faced with the possibility of conflicting taxpayer positions, Danielson and related cases should not, in our opinion, prevent the parties from treating the Certificates in accordance with their economic substance as indebtedness of the Seller.

C.   Characterization of the Trust

              Assuming that the Certificates represent indebtedness of the Seller, the Certificateholders will be considered to own indebtedness of the Seller secured by a pledge of the Mortgage Loans. The Trust is similar to trusts established to hold collateral pledged as security in connection with financing transactions and thus will, in our opinion, not be regarded as an entity separate from the Seller for federal income tax purposes. See, e.g., Rev. Rul 76-265, 1976-2 C.B. 448; Rev. Rul 61-181 1961-2 C.B. 21; see also
Treas. Reg. Section 1.61-13(b); Rev. Rul. 73- 100, 1973-1 C.B. 613.

              II. Characterization of the Transaction as Not a Taxable Mortgage Pool

              In relevant part, section 7701(i) of the Code provides that any entity (or a portion of an entity) that is a "taxable mortgage pool" will be classified as a taxable corporation and will not be permitted to file a consolidated federal income tax return with another corporation. Any entity (or a portion of any entity) will be a taxable mortgage pool if (i) substantially all its assets consist of debt instruments, more than 50% of which are real estate mortgages, (ii) the entity is the obligor under debt obligations with two or more maturities, and (iii) under the terms of the entity's debt obligations (or underlying arrangement), payments on such debt obligations bear a relationship to the debt instruments held by the entity.
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              The Representation Letter states that it is intended that
distributions on the Certificates will cause each of the Certificates to have the same maturity.

              Based on the foregoing, it is our opinion that the arrangement created by the Agreement will not be a taxable mortgage pool under section 7701(i) of the Code because no entity (or portion thereof) will be the obligor under debt obligations with two or more maturities, payments on which bear a relationship to the payments on the Mortgage Loans. See Treas. Reg. Section 301.7701(i)-1(e).

                                   * * * * *

              The statements contained in the Preliminary Prospectus under the heading "Certain Income Tax Consequences" to the extent they constitute matters of federal or Illinois income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us, and, in our opinion, are correct in all material respects.

              This opinion is provided to you only and, without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm governmental authority or entity whatsoever other than reliance thereon by you. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

              Notwithstanding the immediately preceding paragraph, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Certain Income Tax Consequences" and "Legal Matters" in the Preliminary Prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules promulgated thereunder.
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              This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.


                                        Very truly yours,

                                        /s/ Sidley & Austin